Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS TOPLINE RESULTS FROM PHASE 2 STUDY OF DUVELISIB IN RHEUMATOID ARTHRITIS

– Phase 2 Study of Duvelisib with Background Methotrexate in Patients with Moderate-to-Severe Rheumatoid Arthritis Did Not Meet Primary Endpoint –

– Infinity to Continue Focusing Its Efforts on the Development of Duvelisib in Blood Cancers –

Cambridge, MA – January 8, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that ASPIRA, a Phase 2 study of duvelisib, an oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, with background methotrexate in patients with moderate-to-severe rheumatoid arthritis (RA) did not meet its primary endpoint. The primary endpoint was the ACR20 response rate at 12 weeks, which is defined as the proportion of patients who achieve at least a 20 percent improvement in American College of Rheumatology (ACR) response criteria after 12 weeks of study treatment.

Infinity will not proceed with any further clinical development of its PI3K inhibitors in rheumatoid arthritis. Infinity is continuing to focus on advancing duvelisib for the treatment of blood cancers and is conducting registration-focused studies of duvelisib in indolent non-Hodgkin lymphoma and chronic lymphocytic leukemia, forms of blood cancer for which there are no cures.

Study Details

This Phase 2, double-blind, randomized, placebo-controlled study was designed to evaluate the efficacy, safety and pharmacokinetics of duvelisib dosed at either 0.5 mg, 1.0 mg or 5.0 mg twice daily (BID) for 12 weeks with background methotrexate compared to treatment with placebo plus methotrexate. The study evaluated 322 adults with active moderate-to-severe RA receiving a stable dose of methotrexate. The primary efficacy endpoint of the study was the ACR20 response rate at week 12.

An effect of duvelisib compared to placebo was not observed on the primary endpoint at any of the three dose levels tested. The majority of side effects observed were Grade 1-2, reversible or clinically manageable, and no new safety signals associated with duvelisib therapy were identified.

Infinity will continue to analyze the study results and expects to submit the data for publication in a peer-reviewed forum.

About Duvelisib

Duvelisib is an investigational inhibitor of Class I phosophoinositide-3-kinase (PI3K)-delta and PI3K-gamma that is being jointly developed by Infinity Pharmaceuticals, Inc. and AbbVie Inc. in oncology. The PI3K pathway is known to play a critical role in regulating the growth and survival of certain types of blood cancers. Duvelisib is designed to block the growth and survival of tumor cells by inhibiting PI3K-delta and PI3K-gamma signaling. The investigational agent is being evaluated in registration-focused studies, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its plans not to proceed with further clinical development of PI3K inhibitors in rheumatoid arthritis; publication plans for ASPIRA study results; its ability to execute on its strategic plans; and the therapeutic potential of PI3K inhibition and duvelisib. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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